UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): October 22, 2010

Total Nutraceutical Solutions, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-53493

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Columbia Street Stevenson, Washington	98648
(Address of principal executive offices)	(Zip Code)

(509) 427-5132
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02.	Appointment of Principal Officers.

On October 22, 2010, the board of directors of Total Nutraceutical Solutions, Inc. appointed Marvin S. Hausman, M.D. as President.  He will continue to act as the Chief Executive Officer, Acting Chief Financial Officer and Chairman of the board of directors, and Elliot Shelton, a member of the TNS board of directors, was appointed as Secretary.  Devin Andres was appointed as the Vice President for Sales and Marketing.  Each officer will serve until the first board meeting after the next annual meeting of stockholders.

Devin Andres has been a consultant to TNS from January 1, 2010 to the present, related to developing and integrating of a successful social media strategy for marketing, building the market position of TNS by locating, developing, and defining strategic business positions and maximizing opportunities for TNS and TNS products.  Mr. Andres was the Information Technology and Marketing Director at Willamette Autogroup Pontiac Buick GMC in Salem Oregon from September 2003 to March 2009.  Mr. Andres has also been a consultant to Barrier Pest Control of Sherwood Oregon from 2002 to the present, serving as a technical and business marketing advisor to Barrier’s president to supplement existing marketing campaigns with affordable online marketing solutions and deployed and implemented domain infrastructure to secure and maintain data for over 5,000 customers.  Mr. Andres received a Master of Business Administration from Capella University, Minneapolis, Minnesota in August 2009 and a Bachelor of Science, Information Technologies – Network Communications from Capella University in March 2008.

Devin Andres has been and will continue to be compensated as a consultant to TNS pursuant to a Consulting Agreement attached hereto as Exhibit 10.1.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1

Consulting Agreement between Devin Andres and Total Nutraceutical Solutions, Inc.   dated March 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL NUTRACEUTICAL SOLUTIONS, INC. (Registrant)

Date: October 28, 2010	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO